Exhibit 99.1

August 1, 2020

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your August 1, 2020 dividend of $0.11 per common share. Our stock closed at $15.40 on June 30, 2020. Our second quarter 2020 earnings were released on July 24, 2020 and earnings are posted to our corporate website at CIVB.com.

Despite challenging times, we are extremely pleased with our second quarter earnings. We reported net income of $6.50 million despite a significant drop in interest rates and heavy loan provisioning expense during the quarter. As you may recall, the Federal Reserve lowered interest rates in March 2020 by 2.25%, thus the second quarter was our first full quarter operating in this lower interest rate environment. We also contributed $3.48 million of provision expense to our loan loss allowance for the quarter. Credit delinquencies and charge-offs remain low but given the uncertainty created by COVID-19, higher unemployment in the communities we serve and the loss of income for some of our business clients, we feel it is prudent to continue to build our loan loss allowance.

We are also keeping a close eye on the bank’s capital and liquidity and at this time believe that we are in a strong position. We have run several stress test scenarios that showed favorable results, indicating that the bank can maintain adequate capital and liquidity levels even in a severe stress environment.

As I previously mentioned in my May 2020 dividend letter, Civista has a long history of working with our customers, both in good times and in challenging times. As part of our efforts to help our clients, the bank participated in the SBA’s Paycheck Protection Program (PPP) which was part of the 2020 U.S. Federal Government Coronavirus Aid, Relief and Economic Security (CARES) Act designed to help businesses affected by COVID-19 to continue to pay their employees. To date, Civista originated 2,342 PPP loans totaling approximately $268 million. Nearly all of these loans were made to small businesses within our branch footprint and these businesses employed over 36,000 employees. I am extremely proud of our employees who worked countless hours and many long days to disburse this money quickly to those businesses in need in our communities.

I am also pleased to report that on June 15, 2020, we began re-opening our lobbies for walk-in services during select hours at all of our branch banking locations. On March 19, 2020, we had limited lobby services to appointment only to help protect the health and safety of our employees and customers. As we re-opened for walk-in services, we continued those efforts by implementing a number of protocols to safeguard against the spread of COVID-19. The safety and well-being of our employees and customers is our top priority. The COVID-19 situation remains very fluid and we will continue to monitor and assess the information made available to us by local and state agencies as we try to make the best decision to protect all of us from this virus.

At Civista, we value relationships and we seek to make a difference in the communities that we serve. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.